EXHIBIT 99.1

THOR Industries Announces Changes to Innovation Team Leadership

ELKHART, Ind., March 25, 2022 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced the hiring of McKay Featherstone, currently Airstream’s Vice President of Product Development and Engineering, as the company’s Senior Vice President of Global Innovation. Josef Hjelmaker, who currently serves as the company’s Chief Innovation Officer since September of 2020, has begun transitioning his duties to Mr. Featherstone, and will provide continuous advice for a seamless transition and execution.

“Josef joined us in the middle of the pandemic and we assigned him the very specific and difficult task of bringing our eMobility strategy to life. The first step, from design to actual product in complicated vehicles like our electric RVs, is an incredibly challenging one. Josef fully met that challenge and delivered what is best in class electric RV designs to our industry, setting the standard on which our industry will build. He has been a great team member and will undoubtedly continue to have many successes in the space of innovation,” offered Bob Martin, THOR Industries, President and Chief Executive Officer.

“As we considered leadership of the next phase of our eMobility strategy which ultimately leads to industrialization, a sharp understanding of the importance of the RV customer experience and the challenges of delivering a viable go-to-market strategy for our electric RVs was essential. McKay has led innovation at Airstream for a number of years. In doing so, McKay has exhibited the skill set and awareness of the need to deliver products that maximize the user experience which is unmatched in our industry. We are excited to add McKay to our team at THOR and to have him lead our global innovation efforts,” offered Todd Woelfer, THOR’s Chief Operating Officer.

Mr. Featherstone will join the THOR team effective May 1st.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored attacks; the impact of sudden or significant energy or fuel cost increases, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the impact of sudden or significant energy or fuel cost increases, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACTS

INVESTORS:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912

MEDIA:
Renee Jones, Head of Marketing
rjones@thorindustries.com
574-294-7772